                                                                    Exhibit 11.1


                          IWERKS ENTERTAINMENT, INC.

                              Earnings Per Share
                      (in thousands except share amounts)



                                         For the three months ended
                                                September 30,

                                              1996            1995
                                         --------------------------
                                                  (unaudited)
Weighted average shares outstanding       11,635,208    10,619,391

Common equivalent shares:
  Options and warrants                       920,804     1,080,716
                                          ----------    ----------
                                          12,556,012    11,700,107
                                          ==========    ==========
Net income                                $      174    $      141
                                          ==========    ==========
Net income per share                      $      .01    $      .01
                                          ==========    ==========


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